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                                                                  EXHIBIT 10.8


                       MISSISSIPPI BAND OF CHOCTAW INDIANS


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made effective as of December 1, 1999, by and between DOUGLAS PATTISON (hereinafter called "Executive") and the Mississippi Band of Choctaw Indians d/b/a CHOCTAW RESORT DEVELOPMENT ENTERPRISE (hereinafter called "Employer").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. DUTIES OF EXECUTIVE:

Employer hereby employs Executive as CHIEF EXECUTIVE OFFICER of SILVER STAR RESORT AND CASINO on the terms and conditions hereinafter stated. Executive hereby agrees that during the term of his employment hereunder, he will faithfully, industriously and to the best of his ability and experience perform all duties that may be required of him by virtue of his position as CHIEF EXECUTIVE OFFICER of SILVER STAR RESORT AND CASINO to the reasonable satisfaction of the Board of Directors of Employer and in accordance with all applicable laws and regulations. The employment pursuant to this Agreement shall be considered full-time employment, such that Executive shall devote necessary time, attention and energy to Employer's business and shall not during the term of this Agreement accept other employment for gain or profit without the prior written consent of Employer. However, the acceptance of full-time employment under this Agreement will not restrict Executive from making investments in other business enterprises, (so long as such other businesses do not compete with Employer and do not violate any conflict of interest restrictions of the Employer). The Executive shall refrain during the term of this Agreement from using his official authority or influence for the purpose of affecting the result of a Tribal election or legislation, and he shall not knowingly solicit, accept or make a political contribution for the purpose of affecting the result of a Tribal election or legislation. This shall not be construed to prohibit Executive from making recommendations or expressing his opinions on matters related to his duties as CHIEF EXECUTIVE OFFICER of SILVER STAR RESORT AND CASINO. On or before May 1, 2000, Executive shall submit to the Board of Directors of Employer for their approval a six
(6) year performance goals report and the report shall be updated on at least an annual basis thereafter during the term of this Agreement. The report shall be "bottom line" oriented and shall further address other good business practices, including but not limited to strategic planning, expansion, employee training and career enhancement for the Tribal members employed by Silver Star Resort and Casino.

Section 2. COMPENSATION:

           (a) BASE SALARY. Employer agrees to pay to Executive as compensation for the services to be performed by him during the term of his employment hereunder, a base salary at the rate of $400,000.00 per annum subject to increase as determined by the Board of Directors of the Employer during the term of this Agreement. At the

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           end of the third year of this Agreement, the Board of Directors of the Employer shall review the base salary of Executive and shall increase the base salary of Executive solely in the discretion of the Board of Directors of the Employer based on the attainment of performance goals, which goals shall be established by the Executive in conjunction with the Board of Directors of the Employer. In the event the base salary of the Executive is increased, the increased base salary shall be effective October 1, 2002. Any increase in base salary shall also increase the compensation cap of Section 2.(c). Such base salary shall be payable in equal monthly installments throughout the term of this Agreement, or in such other installments as shall be agreed to by the parties.

           (b) INCENTIVE BONUS. The Employer shall pay Executive an annual incentive bonus based on two percent (2%) of the base amount. The base amount shall be the net earnings of Silver Star Resort and Casino before incentive bonus less the sum of One Hundred Thirty-five Million Dollars ($135,000,000.00) and exclusive of interest attributable to loans paid by SILVER STAR RESORT AND CASINO which are not a part of the budget submitted by Executive or specially approved by the Tribal Council upon the recommendation of the Executive and exclusive of interest or expense attributable to the Termination Agreement entered into with BOYD GAMING CORPORATION on October 10, 1999. The first year's incentive bonus shall be paid within ninety days after the annual final audited amounts are determined for fiscal year 2000. The first year's bonus shall be computed beginning February 1, 2000. Thereafter each annual bonus shall be paid within ninety days after the final audited amounts are determined. The first year's incentive bonus for the year ending September 30, 2000, shall be calculated based on two percent (2%) of net earnings for the period February 1, 2000 through September 30,2000, less eight twelfths (8/12ths) of One Hundred Thirty-five Million Dollars ($135,000,000.00). Eight twelfths (8/12ths) of One Hundred Thirty-five Million Dollars ($135,000,000.00) is Ninety Million Dollars ($90,000,000.00).

           (c) COMPENSATION CAP. During the term of this Agreement, the total base salary and incentive bonus payable to Executive shall be subject to a compensation cap as follows:

     FYE 09/30                  Base Salary               Incentive Bonus                            Total
     ---------                  -----------               ---------------                            -----
     2000                         333,333                     316,667                              650,000
     2001                         400,000                     300,000                              700,000
     2002                         400,000                     350,000                              750,000
     2003                         400,000                     400,000                              800,000
     2004                         400,000                     400,000                              800,000
     2005                         400,000                     400,000                              800,000

           (d) FRINGE BENEFITS. Employer shall provide Executive those fringe benefits offered by the Mississippi Band of Choctaw Indians d/b/a Choctaw Resort Development Enterprise, including but not limited to, health care and retirement benefits, travel and other business expenses and leave time provided regular

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           full-time executive employees. In addition, Employer shall provide
           Executive with the following benefits during the term of employment as CHIEF EXECUTIVE OFFICER of SILVER STAR RESORT AND CASINO.

                      1. Employer shall provide Executive with a relocation allowance of $80,000.00 for all relocation expenses of Executive. One half (1/2) of such relocation allowance shall be paid on January 1, 2000 and the balance shall be paid within ten (10) days after Executive provides written notice of the closing of the sale of Executive's home in Memphis, Tennessee.

                      2. Employer shall provide Executive with the use of an automobile, owned by Employer, with such automobile to be traded every three (3) years or sooner with the approval of the Board of Directors of Employer. Insurance, upkeep and maintenance, and gas for the automobile provided Executive shall be paid by Employer.

                      3. Employer shall pay all reasonable costs associated with the licensing of the Executive.

Section 3. TERM AND RENEWAL:

           (a) The term of this Agreement shall commence on December 1, 1999, and end on September 30, 2005, unless automatically renewed pursuant to Section 3(b) or unless sooner terminated in accordance with
           Section 4.

           (b) On the expiration date and each subsequent annual anniversary date thereafter, this Agreement shall automatically renew each year for an additional one-year term, unless either party provides the other party with a written notice of nonrenewal at least thirty (30) days prior to the September 30, 2005, expiration date or the annual anniversary dates thereafter.

Section 4. TERMINATION:

           (a) MUTUAL AGREEMENT. This Agreement may be terminated at any time upon the mutual written agreement of the parties.

           (b) DISABILITY. If Executive is unable to perform his duties hereunder due to illness or disability for a period of ninety (90) consecutive days, then Employer may at its option hire a replacement and/or terminate this Agreement, and Employer shall pay salary and bonus earned through the effective date of termination and any benefits that have vested prior to such termination.

           (c) DEATH. If Executive dies during the term of this Agreement, this Agreement shall automatically terminate, and Employer shall pay to the estate of Executive any portion of the salary and bonus earned by Executive and any benefits that have vested in Executive pursuant to this Agreement prior to termination. Employer shall procure and maintain level premium term life insurance on the life of the Executive with an insurer selected by Employer in an amount at least equal to the base salary of

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           Executive as set forth in Section 2 of this Agreement, provided, however, in the event Executive is or becomes uninsurable, Employer shall be under no obligation to obtain insurance coverage on the life of the Executive. Employer shall pay the normal and customary premium for such life insurance and, in the event the normal and customary premium is insufficient to maintain such life insurance coverage as a result of a condition affecting the insurability of Executive, Executive shall pay any amount of premium in excess of the normal and customary premium for such life insurance. Upon the death of the Executive, an amount equal to the base salary of Executive shall be paid to the Estate of the Executive. In the event Employer elects to obtain insurance on the life of the Executive in excess of an amount equal to the base salary of Executive, Employer shall pay all premiums attributable to such excess life insurance coverage and all insurance proceeds in excess of the base salary of Executive shall be paid to Employer on the death of Executive. Executive shall execute any and all documents and perform any and all actions required by Employer or insurer in order to obtain and maintain the life insurance coverage on the life of the Executive.

           (d) EMPLOYER UNILATERAL TERMINATION OR NONRENEWAL. Employer may immediately terminate the employment of Executive pursuant to this Agreement upon a majority vote of the Board of Directors of Employer in the event (i) Executive is convicted of any felony, (ii) Executive violates this Agreement, Employer Bylaws, or Tribal, state or federal laws or regulations relating to Employer operations that would result in any gaming license of the Executive being revoked, (iii) Executive violates the prohibition against Executive having an interest in an enterprise that competes with Employer, or violation of Employer's conflict of interest restrictions, including but not limited to outside employment and Tribal political activity, (iv) Employer's business is sold or discontinued or (v) Executive fails to perform to the best of his abilities to achieve the performance goals directly within his control as set forth in the approved performance goals report pursuant to Section 1 of this Agreement. Employer's only obligation shall be to pay any portion of the salary and bonus earned by Executive and any benefits that have been vested in Executive pursuant to this Agreement prior to termination.

           (e) BUSINESS CLOSURE OR SALE. Employer may terminate the employment of Executive in the event Employer sells or closes its facilities located at SILVER STAR RESORT AND CASINO. Employer's only obligation shall be to pay any portion of the salary and bonus earned by Executive and any benefits that have been vested in Executive pursuant to this Agreement prior to termination.

           (f) RESIGNATION. The Executive may terminate this Agreement at any time effective upon ninety (90) days' prior written notice to Employer. Employer's only obligation shall be to pay any portion of the salary and bonus earned by Executive and any benefits that have been vested in Executive pursuant to this Agreement prior to termination.

           (g) FAILURE TO MAINTAIN LICENSE. Employer may terminate employment of the Executive immediately in the event Executive fails to maintain at all times a valid

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           license from the Choctaw Gaming Commission, fails to be approved by the Choctaw Gaming Commission as a result of any background investigation of Executive conducted at any time during the term of this Agreement by the Choctaw Gaming Commission or in the event any gaming license of Executive in any other jurisdiction is revoked for any reason.

Section 5. REPORTING ADVERSE ACTIONS:

           Executive shall notify the Chairman of the Board of Directors of Employer in writing within one (1) working day of any investigation, proposed adverse action or other adverse action, whether final or not, taken by any licensing authority against him in any jurisdiction.

Section 6. EMPLOYER PROPERTY:

           Executive agrees that upon termination, expiration or resignation, he will promptly return to Employer any property owned by Employer.

Section 7. CONFIDENTIALITY:

           Employer has developed and compiled, at substantial cost, certain products, technology, commercial data, financial data and other materials and information that are confidential and proprietary in nature. Executive agrees to maintain the confidentiality of any such products, technology, commercial data, financial data, and other materials and information developed or produced by Employer, the Mississippi Band of Choctaw Indians, or the predecessors, successors or affiliated companies of any of them of which Executive gains knowledge or access by reason of his employment relationship with Employer. Executive further agrees that he will not use or disclose any of such information unless (a) it is in the business or for the benefit of Employer, (b) the information has already been made public without any participation by Executive, (c) disclosure is required by law or regulation, or (d) Employer, the Mississippi Band of Choctaw Indians, or Employer's predecessors, successors or affiliates, consents in writing to the disclosure.

Section 8. SEVERABILITY:

           This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi. Exclusive venue and jurisdiction shall be in the Tribal Court of the Mississippi Band of Choctaw Indians. It is agreed that if any clause or provision of this Agreement is found by the court to be invalid, illegal or unenforceable, the rest of Agreement shall not be affected, and the rights and obligations of the parties shall be enforced as if the Agreement did not contain such illegal, invalid or unenforceable clause or provision.

Section 9. WAIVER OF PROVISIONS:

           Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver of relinquishment of any right granted hereunder or of the future performance of any such

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term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

Section 10. NOTICES:

            Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if personally delivered or sent by registered or certified mail, postage and fees prepaid, addressed to the party to be notified as follows:

            (a) If to Employer:  Mississippi Band of Choctaw Indians
                                 d/b/a Choctaw Resort Development Enterprise
                                 Chief Phillip Martin
                                 Chairman of the Board
                                 Tribal Office Building
                                 P.O. Box 6010, Choctaw Branch
                                 Philadelphia, Mississippi 39350

            (b) If to Executive: Douglas Pattison
                                 3318 Clubhill
                                 Memphis TN 38125

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so mailed or personally delivered as provided in this Section 10.

Section 11. MODIFICATION AND AMENDMENT:

            This Agreement contains the sole and entire Agreement between the parties hereto and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and any such prior agreements, shall, from and after the date hereof, be null and void. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Board and by Executive.

Section 12. BINDING EFFECT:

            This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and upon Executive, his administrators, executors, legatees, heirs and assigns.

Section 13. INDIAN PREFERENCE.

            The Executive recognizes the principle of Choctaw Self-Determination and will employ, train, promote or discharge employees of Employer in compliance with the policy of Indian preference, including formal and on the job training at the management level, with an annual report to be made through the Chief to the Tribal Council. A career tracking system will

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be established by the Tribe and Employer to allow Choctaw college students to work for Employer with follow-up and support provided.

Section 14. COVENANT NOT TO COMPETE.

           (a) RESTRICTIONS. In consideration of the confidential information disclosed to Executive and as an inducement to Employer to enter into this Agreement and to pay the compensation referred to herein, Executive agrees that, unless otherwise agreed in writing by Employer, during the term of this Agreement and continuing until the end of eighteen (18) months following termination of his employment pursuant to Section 4(f), (Resignation) or pursuant to Section 4(g) (Failure to Maintain License), Executive shall not enter negotiations for any investment in or employment or services with or on behalf of any competitor of Employer. For purposes of this Agreement a competitor of Employer is considered to be any business that provides resort/casino facilities within the State of Mississippi and/or resort/casino facilities owned by an Indian Tribe in the State of Louisiana. For purposes of this Section, prohibited "negotiations" by Executive shall include the direct or indirect discussions of investments in a competitor or contractual arrangements for consulting, employment or other services, either as an individual or as a partner, employee, member, officer, director, or shareholder of any legal entity. In the event the employment of the Executive is terminated by the Employer, with or without cause, the above restrictions shall be inapplicable. Notwithstanding any other provision of this Agreement, Executive further agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, Executive shall not for himself or on behalf of any other person, firm, partnership or corporation, directly or indirectly, solicit any employee of the Mississippi Band of Choctaw Indians or any of its enterprises or affiliated companies for the purpose of competing with the Employer, nor shall Executive directly or indirectly solicit, make known or divulge the name, identities or addresses of any of the customers of the Employer nor utilize nor make use of any of said customers for the purpose of competing with the Employer.

           (b) REMEDIES. Executive has carefully read and considered the provisions of this Section, and having done so, agrees that the restrictions are fair and reasonable and are reasonably required for the protection of the investment of Employer and do not prevent Executive from earning a livelihood in the event of termination of employment pursuant to this Agreement. In the event of a breach or threatened breach by Executive of any of the provisions of this Section, Employer, in addition to and not in limitation of other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Executive or by Executive's future partners, employers, or any other third persons acting directly or indirectly for or with Executive.

           (c) REFORMATION. In the event that any of the provisions of this
           Section 14 shall be held to be invalid or unenforceable by a court of law, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included, and the restrictions on time and locations

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           of practice may be reformed by the court so as not to exceed the maximum time period or location restrictions which the court deems reasonable and enforceable.



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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement effective as of the date first above mentioned.


                                                             MISSISSIPPI BAND OF
                                                                 CHOCTAW INDIANS
                                                            D/B/A CHOCTAW RESORT
                                                  ATTEST: DEVELOPMENT ENTERPRISE


/s/ Rufus Tubby                        By: /s/ Phillip Martin
-----------------------------              -----------------------------------
Rufus Tubby, Acting Secretary              Phillip Martin, Tribal Chief and
                                           Chairman of the Board of Directors


                                                                      EXECUTIVE


                                           /s/ Douglas Pattison
                                           -----------------------------------
                                           Douglas Pattison

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